EXHIBIT 11.3


                               GUARANTY AGREEMENT

         This Guaranty is made this _____ day of June, 2005, by Rebecca Williams ("Guarantor") to Hampton & Hampton, PA, Inc., herein referred to as "Obligee".

                        SECTION I. Statement of Guaranty.

         In consideration of Willis H. Williams, executing and entering into an Agreement providing for partial payment by a Promissory Note, in the sum of Fifty One Thousand Dollars ($51,000.00) with Hampton & Hampton, PA, Inc., as Seller and Holder, the undersigned Guarantor irrevocably and unconditionally guarantees payment when due on said Note, whether by acceleration or otherwise of all amounts due or to become due pursuant to said Promissory Note date June 15, 2005, together with all interest thereon and all attorney's fees, costs and expenses for collection incurred by the Holder in enforcing any such obligations and liabilities.

                        SECTION II. Effect of Invalidity.

         No invalidity, irregularity or unenforceability of all or any part of the obligations and liabilities hereby guaranteed or of any security therefore, shall effect, impair, or be a defense to this Guaranty. This Guaranty is primary obligation of the undersigned Guarantor.

                           SECTION III. Governing Law.

         This instrument shall be deemed to have been made in the State of Kansas and shall be interpreted in accordance with the laws of the State of Kansas.

         As part of the consideration for Willis H. Williams execution of the said Promissory Note, the undersigned Guarantor agrees that any and all actions and proceedings arising directly or indirectly from this Guaranty, shall be litigated in Court having a situs within the State of Kansas. The undersigned Guarantors consent to the jurisdiction of any local, state, or federal court located within the State of Kansas, and waive personal service of any and all process and consents that all such service of process may be made by certified or registered mail, return receipt requested, directed to the undersigned at the address indicated below.

                           SECTION IV. Binding Effect.

         This Guaranty shall bind the respective heirs, executors, administrators and successors, and assigns of the undersigned Guarantor.

                          SECTION V. Maximum Liability

         The liability of the Guarantor under this Guaranty shall not exceed any sums due from the above referenced Promissory Note of even date plus interest and any costs, including attorney's fees, that may be incurred in enforcing the payment of the indebtedness or obligations of Purchaser or with the collection of said Note.


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         THIS AGREEMENT signed the day and year first above written.



-------------------------------
REBECCA WILLIAMS

Address:




STATE OF MISSOURI )
                                    )
COUNTY OF JACKSON, ss:

     Acknowledged before me this 15th day of June, 2005, by REBECCA WILLIAMS .





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My Commission expires:  _____________                      Notary Public